EXHIBIT 99.1

Curtiss-Wright Reports Fourth Quarter and Full-Year 2014 Financial Results and Issues 2015 Guidance

CHARLOTTE, N.C., Feb. 18, 2015 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) reported financial results for the fourth quarter and full-year ended December 31, 2014.

Fourth Quarter 2014 Operating Highlights from Continuing Operations

  Net sales decreased 3% to $573 million, from $588 million in 2013;
  Operating income increased 5% to $75 million, from $72 million in 2013;
  Operating margin increased 90 basis points to 13.1%, from 12.2% in 2013;
  Net earnings from continuing operations increased 3% to $46 million, or $0.94 per diluted share, from $45 million, or $0.92 per diluted share, in 2013;
  Free cash flow increased 86% to $166 million, from $89 million in 2013, generating a free cash flow conversion of 360%; and
  New orders totaled $534 million, down 8% from 2013, primarily due to lower demand within the aerospace and ground defense markets following strong year-to-date results.

Full-Year 2014 Operating Highlights from Continuing Operations

  Net sales increased 6% to $2.2 billion, from $2.1 billion in 2013;
  Operating income increased 19% to $282 million, from $237 million in 2013;
  Operating margin increased 140 basis points to 12.6%, from 11.2% in 2013;
  Net earnings from continuing operations increased 22% to $170 million, or $3.46 per diluted share, from $139 million, or $2.91 per diluted share, in 2013;
  Free cash flow increased 60% to $265 million, from $166 million in 2013, generating a free cash flow conversion of 156%;
  New orders totaled $2.4 billion, up 11% from 2013, primarily due to higher demand within the aerospace and naval defense markets, as well as the contribution from acquisitions; and Backlog grew to approximately $1.67 billion, up 5% from December 31, 2013.

"We were pleased with our fourth quarter results as we continue to drive solid operating margin expansion and free cash flow generation that produced $0.94 in diluted earnings per share and free cash flow conversion of 360%," said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. "Our full-year 2014 results reflect robust improvements in operating income, operating margin, diluted EPS and free cash flow, and are a testament to all that we have accomplished under the first year of the 'One Curtiss-Wright' vision. Full-year operating margin of 12.6% represents a one-year increase of more than 300 basis points over 2013 reported results.

"We are delivering on our long-term strategy and have made great strides in our pursuit of upper quartile metrics compared to our peer group. Our operational teams remain intensely focused on driving efficiencies throughout the business, enabling CW to become leaner and more profitable, while also increasing our long-term value to customers and shareholders. As a result, we are forecasting operating margin of 13.3% to 13.4%, diluted EPS of $3.80 to $3.90, and free cash flow of $245 to $265 million in 2015.

"Furthermore, following the Board's re-initiation of our share repurchase program in early 2014 and our commitment to a balanced capital allocation strategy, we returned more than $90 million to our shareholders through consistent share repurchases and dividend distributions in 2014. For 2015, we are actively repurchasing shares under our new buyback program and expect to repurchase at least $200 million this year.

"Overall, we remain dedicated to enhancing shareholder value by improving profitability, generating strong free cash flow and maintaining a balanced capital allocation strategy."

Fourth Quarter 2014 Operating Results from Continuing Operations

(In thousands)	4Q-2014	4Q-2013	% Change
Sales	$ 572,586	$ 588,167	(3%)
Operating income	74,931	71,529	5%
Operating margin	13.1%	12.2%	90 bps

Sales

Sales of $573 million in the fourth quarter decreased $16 million, or 3%, compared to the prior year period, primarily driven by lower organic growth in the Defense segment, partially offset by gains in the Commercial/Industrial and Energy segments.

From a market perspective, fourth quarter sales to the commercial markets decreased 2% compared to the prior year period, while sales to the defense markets decreased approximately 5%. Please refer to the table on page 10 for a full breakdown of sales by end market.

Operating Income

Operating income in the fourth quarter was $75 million, an increase of 5% compared to the prior year period, primarily driven by solid organic growth (excluding effects of foreign currency translation, acquisitions and divestitures) in the Commercial/Industrial and Energy segments and reduced corporate expenses.

Operating margin was 13.1%, an increase of 90 basis points over the prior year period reflecting higher operating income in the Commercial/Industrial and Energy segments. Our results continue to reflect the ongoing margin improvement initiatives benefiting each of our segments, which included lower corporate costs resulting primarily from our organizational realignment.

Non-segment operating expense

Non-segment costs were lower by $8 million as compared with the prior year period, primarily due to lower pension costs and other corporate expenses in the current quarter.

Net Earnings

Fourth quarter net earnings increased 3% from the comparable prior year period. Interest expense of approximately $9 million decreased slightly compared to the prior year period, primarily due to lower average debt levels. Our effective tax rate for the current quarter was 30.8%, an increase from 28.3% in the prior year period, which had benefitted from favorable adjustments to certain tax valuation allowances and state tax return filing true-ups.

Free Cash Flow

(In thousands)	4Q-2014	4Q-2013
Net cash generated from operating activities	$ 178,593	$ 103,441
Capital expenditures	(12,635)	(14,366)
Free cash flow	$ 165,958	$ 89,075

Free cash flow was $166 million for the fourth quarter of 2014, compared to $89 million in the prior year period, or an increase of approximately $77 million. Net cash generated from operating activities increased by $75 million from the prior year period primarily due improvements in working capital as it relates to cash collections and the timing of vendor payments.  Capital expenditures of $13 million were more than $1 million lower than the prior year period. Free cash flow is defined as cash flow from operations less capital expenditures.

Other Items – Update on Discontinued Operations

During the fourth quarter of 2014, the Company completed the previously announced sale of its upstream oil and gas business (Cimarron) for $100 million in cash.

In addition, during the first quarter of 2015, the Company completed the sale of its aviation ground support equipment business (Douglas) serving the commercial aerospace market for approximately $5 million in cash.

Other Items – Share Repurchase

The Company repurchased approximately 301,000 and 975,500 shares of its common stock during the fourth quarter and year-to-date periods, for approximately $21 million and $65 million, respectively.

Beginning in January 2015, the Company began to repurchase shares under its previously announced $200 million share repurchase program, which it expects to complete by year-end.

Other Items – Segment Realignment

As a result of the previously announced discontinued operations, the Corporation is realigning certain segments and businesses, as follows:

  The Energy segment will be renamed as the Power segment.
  The businesses serving the nuclear naval defense and new build (AP1000) power generation markets, which had previously operated within the Defense segment, will join with the Nuclear aftermarket business in the new Power segment.
  The remaining Oil and Gas businesses, which had previously operated within the Energy segment, will join the Commercial / Industrial segment, specifically the industrial valves group of companies. As a result, all of our industrial and severe service valve businesses will operate within a single division.
  The Defense segment will be comprised primarily of the electronics businesses serving the aerospace and ground defense markets.
  Historical financial results in the new segment structure for 2014 and 2013 periods can be found on page 13 in this release and will be downloadable from the Investor Relations section of our website.

Full-Year 2015 Guidance

The Company is issuing full-year 2015 financial guidance as follows:

	2015 Guidance	Chg vs. 2014
Total sales	$2.28 - $2.33 billion	2% - 4%
Operating income	$303 - $312 million	7% - 10%
Operating margin	13.3% - 13.4%	+ 70 - 80 bps
Interest expense	$37 - 38 million
Effective tax rate	~32%
Diluted earnings per share	$3.80 - $3.90	10% - 13%
Diluted shares outstanding	47.8 million
Free cash flow	$100 - $120 million
Adjusted free cash flow *	$245 - $265 million

Notes: A more detailed breakdown of our 2015 guidance by segment and by market can be found in the attached accompanying schedules.

Effective January 30, 2015, Curtiss-Wright elected to make a $145 million contribution to its corporate defined benefit pension plan, which will significantly reduce annual pension expense and annual cash contributions going forward.

*Adjusted free cash flow excludes the aforementioned pension contribution of $145 million.

Fourth Quarter 2014 Segment Performance

Commercial/Industrial

(In thousands)	4Q-2014	4Q-2013	% Change
Sales	$ 265,462	$ 254,590	4%
Operating income	35,743	28,992	23%
Operating margin	13.5%	11.4%	210 bps

Sales for the fourth quarter were approximately $265 million, an increase of $11 million, or 4%, over the comparable prior year period.  Within the commercial aerospace market, higher sales were driven by the ramp up in OEM production rates, particularly on the Boeing 737 and 787 programs, as well as solid demand for our sensors and controls products. Higher industrial valve sales to the naval defense market were partially offset by lower sales of shot peening and engineered coatings services to the automotive industry within the general industrial market. The 2014 acquisition of CCRS contributed approximately $3 million to sales in the current quarter, primarily related to coating and repair services for industrial gas turbines in the power generation market, which was offset by $3 million in unfavorable foreign currency translation.

Operating income in the fourth quarter was $36 million, an increase of $7 million, or 23%, from the comparable prior year period, while operating margin increased 210 basis points to 13.5%.   The improvement in operating income and operating margin was driven by higher sales volumes related to industrial valve products, surface treatment services and industrial vehicle products, as well as improved profitability resulting from our ongoing margin improvement initiatives.

Defense

(In thousands)	4Q-2014	4Q-2013	% Change
Sales	$ 199,658	$ 232,877	(14%)
Operating income	28,757	44,890	(36%)
Operating margin	14.4%	19.3%	(490 bps)

Sales for the fourth quarter were approximately $200 million, a decrease of $33 million, or 14%, over the comparable prior year period. Within the defense markets, we experienced lower naval sales, primarily due to decreased production on the Ford-class aircraft carrier and DDG-51 destroyer programs, which more than offset higher sales of pumps and generators supporting the Virginia-class submarine program. Within the power generation market, our results primarily reflect lower revenues on the domestic and China AP1000 programs compared to the prior year period. We also experienced lower quarter-over-quarter revenues related to the licensing of certain non-strategic products within the commercial aerospace market.

Operating income in the fourth quarter was $29 million, a decrease of approximately $16 million, or 36%, compared to the prior year period, while operating margin declined 490 basis points to 14.4%. Our results were primarily impacted by an increase in costs on the AP1000 program as well as the reduced benefit of product licensing agreements. Those decreases were partially offset by the benefits of our ongoing margin improvement initiatives.

Energy

(In thousands)	4Q-2014	4Q-2013	% Change
Sales	$ 107,466	$ 100,700	7%
Operating income	16,343	11,621	41%
Operating margin	15.2%	11.5%	370 bps

Sales for the fourth quarter were approximately $107 million, an increase of approximately $7 million, or 7%, compared to the prior year period. In the oil and gas market, higher sales were driven by strong global aftermarket demand for severe-service industrial and pressure relief valves. Within the power generation market, we experienced lower aftermarket sales supporting domestic nuclear operating reactors, as a result of ongoing deferred spending on maintenance and upgrades, which more than offset higher sales supporting international reactors.

Operating income in the fourth quarter was $16 million, a 41% increase from the comparable prior year period, while operating margin increased 370 basis points to 15.2%. This improvement in operating income and operating margin was primarily driven by higher sales volumes for severe-service valves in the oil and gas market as well as the benefit of our ongoing margin improvement initiatives.

Conference Call Information

The Company will host a conference call to discuss the fourth quarter and full-year 2014 financial results and expectations for 2015 guidance at 9:00 a.m. EST on Thursday, February 19, 2015. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended				Year Ended
	December 31		Change		December 31		Change
	2014	2013	$	%	2014	2013	$	%
Product sales	$ 463,902	$ 487,255	$ (23,353)	(5%)	$ 1,815,028	$ 1,719,591	$ 95,437	6%
Service sales	108,684	100,912	7,772	8%	428,098	398,490	29,608	7%
Total net sales	572,586	588,167	(15,581)	(3%)	2,243,126	2,118,081	125,045	6%

Cost of product sales	300,663	313,342	(12,679)	(4%)	1,190,714	1,123,291	67,423	6%
Cost of service sales	71,583	65,770	5,813	9%	275,896	258,951	16,945	7%
Total cost of sales	372,246	379,112	(6,866)	(2%)	1,466,610	1,382,242	84,368	6%

Gross profit	200,340	209,055	(8,715)	(4%)	776,516	735,839	40,677	6%

Research and development expenses	16,692	18,185	(1,493)	(8%)	67,842	63,580	4,262	7%
Selling expenses	32,665	33,368	(703)	(2%)	128,005	128,473	(468)	(0%)
General and administrative expenses	76,052	85,973	(9,921)	(12%)	298,296	306,663	(8,367)	(3%)

Operating income	74,931	71,529	3,402	5%	282,373	237,123	45,250	19%

Interest expense	(8,740)	(9,352)	612	7%	(35,794)	(37,053)	1,259	3%
Other income, net	435	144	291	NM	365	980	(615)	NM

Earnings before income taxes	66,626	62,321	4,305	7%	246,944	201,050	45,894	23%
Provision for income taxes	20,494	17,621	2,873	16%	76,995	61,646	15,349	25%
Earnings from continuing operations	$ 46,132	$ 44,700	$ 1,432	3%	$ 169,949	$ 139,404	$ 30,545	22%

Gain (loss) from discontinued operations, net of tax	$ (29,382)	$ 2,607	$ (31,989)	NM	$ (56,611)	$ (1,423)	$ (55,188)	NM

Net earnings	$ 16,750	$ 47,307	$ (30,557)	(65%)	$ 113,338	$ 137,981	$ (24,643)	(18%)

Basic earnings per share
Earnings from continuing operations	$ 0.96	$ 0.95			$ 3.54	$ 2.97
Earnings (loss) from discontinued operations	(0.61)	0.05			(1.18)	(0.03)
Total	$ 0.35	$ 1.00			$ 2.36	$ 2.94

Diluted earnings per share
Earnings from continuing operations	$ 0.94	$ 0.92			$ 3.46	$ 2.91
Earnings (loss) from discontinued operations	(0.60)	0.05			(1.15)	(0.03)
Total	$ 0.34	$ 0.97			$ 2.31	$ 2.88

Dividends per share	$ 0.13	$ 0.10			$ 0.52	$ 0.39

Weighted average shares outstanding:
Basic	47,927	47,443			48,019	46,991
Diluted	48,905	48,591			49,075	47,912

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s In thousands, except par value)

	December 31,	December 31,	Change
	2014	2013	%
Assets
Current assets:
Cash and cash equivalents	$ 450,116	$ 175,294	157%
Receivables, net	495,480	603,592	(18%)
Inventories, net	388,670	452,087	(14%)
Deferred tax assets, net	44,311	47,650	(7%)
Assets held for sale	147,347	--	NM
Other current assets	45,151	58,660	(23%)
Total current assets	1,571,075	1,337,283	17%
Property, plant, and equipment, net	458,919	515,718	(11%)
Goodwill	998,506	1,110,429	(10%)
Other intangible assets, net	349,227	471,379	(26%)
Other assets	21,784	23,465	(7%)
Total assets	$ 3,399,511	$ 3,458,274	(2%)

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$ 1,069	$ 1,334	(20%)
Accounts payable	152,266	186,941	(19%)
Accrued expenses	145,938	142,935	2%
Income taxes payable	22,472	789	2748%
Deferred revenue	176,693	164,343	8%
Liabilities held for sale	35,392	--	NM
Other current liabilities	38,163	38,251	(0%)
Total current liabilities	571,993	534,593	7%
Long-term debt	953,279	958,604	(1%)
Deferred tax liabilities, net	51,554	123,644	(58%)
Accrued pension and other postretirement benefit costs	226,687	138,904	63%
Long-term portion of environmental reserves	14,911	15,498	(4%)
Other liabilities	102,654	134,326	(24%)
Total liabilities	1,921,078	1,905,569	1%

Stockholders' equity
Common stock, $1 par value	49,190	49,190	0%
Additional paid in capital	158,043	150,618	5%
Retained earnings	1,469,306	1,380,981	6%
Accumulated other comprehensive income (loss)	(128,411)	25,259	NM
Less: cost of treasury stock	(69,695)	(53,343)	31%
Total stockholders' equity	1,478,433	1,552,705	(5%)

Total liabilities and stockholders' equity	$ 3,399,511	$ 3,458,274	(2%)

NM-not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s In thousands)

	Three Months Ended			Year Ended
	December			December
			Change			Change
	2014	2013	%	2014	2013	%
Sales:
Commercial/Industrial	$ 265,462	$ 254,590	4%	$ 1,074,772	$ 950,698	13%
Defense	199,658	232,877	(14%)	737,566	767,499	(4%)
Energy	107,466	100,700	7%	430,788	399,884	8%

Total sales	$ 572,586	$ 588,167	(3%)	$ 2,243,126	$ 2,118,081	6%

Operating income (expense):
Commercial/Industrial	$ 35,743	$ 28,992	23%	$ 142,831	$ 105,245	36%
Defense	28,757	44,890	(36%)	102,252	116,618	(12%)
Energy	16,343	11,621	41%	67,602	57,204	18%

Total segments	$ 80,843	$ 85,503	(5%)	$ 312,685	$ 279,067	12%
Corporate and other	(5,912)	(13,974)	58%	(30,312)	(41,944)	28%

Total operating income	$ 74,931	$ 71,529	5%	$ 282,373	$ 237,123	19%

Operating margins:
Commercial/Industrial	13.5%	11.4%		13.3%	11.1%
Defense	14.4%	19.3%		13.9%	15.2%
Energy	15.2%	11.5%		15.7%	14.3%
Total Curtiss-Wright	13.1%	12.2%		12.6%	11.2%

Segment margins	14.1%	14.5%		13.9%	13.2%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s In thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
			Change			Change
	2014	2013	%	2014	2013	%
Defense markets:
Aerospace	$ 83,811	$ 81,628	3%	$ 285,576	$ 262,914	9%
Ground	18,739	21,215	(12%)	74,066	80,064	(7%)
Naval	100,054	107,996	(7%)	381,336	370,748	3%
Other	2,406	4,107	(41%)	8,612	16,370	(47%)
Total Defense	$ 205,010	$ 214,946	(5%)	$ 749,590	$ 730,096	3%

Commercial markets:
Commercial Aerospace	$ 105,874	$ 109,519	(3%)	$ 428,083	$ 398,870	7%
Oil and Gas	52,423	45,971	14%	232,360	186,638	24%
Power Generation	111,094	119,572	(7%)	427,460	461,574	(7%)
General Industrial	98,185	98,159	0%	405,633	340,903	19%
Total Commercial	$ 367,576	$ 373,221	(2%)	$ 1,493,536	$ 1,387,985	8%

Total Curtiss-Wright	$ 572,586	$ 588,167	(3%)	$ 2,243,126	$ 2,118,081	6%

Use of Non-GAAP Financial Information

The Corporation supplements our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. We believe that these non-GAAP measures provide investors with additional insight into the company's ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating income

The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company's ongoing business performance.  Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	2014 vs 2013
	Commercial		Defense		Energy		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	4%	25%	(13%)	(39%)	3%	36%	(3%)	2%
Acquisitions	1%	1%	0%	0%	4%	2%	1%	1%
Foreign Currency	(1%)	(3%)	(1%)	3%	(0%)	3%	(1%)	2%
Total	4%	23%	(14%)	(36%)	7%	41%	(3%)	5%

	Year Ended
	2014 vs 2013
	Commercial		Defense		Energy		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	6%	32%	(6%)	(18%)	6%	17%	2%	14%
Acquisitions	7%	5%	2%	3%	2%	(1%)	4%	3%
Foreign Currency	0%	(1%)	(0%)	3%	(0%)	2%	0%	2%
Total	13%	36%	(4%)	(12%)	8%	18%	6%	19%

Free Cash Flow

The Corporation discloses free cash flow because the Corporation believes it measures cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s In thousands)

	Three Months Ended		Year Ended
	December 31		December 31
	2014	2013	2014	2013

Net cash provided by operating activities	$ 178,593	$ 103,441	$ 331,766	$ 237,827
Capital expenditures	(12,635)	(14,366)	(67,115)	(72,242)
Free cash flow	$ 165,958	$ 89,075	$ 264,651	$ 165,585

Cash conversion *	360%	199%	156%	119%

*Cash conversion is calculated as free cash flow divided by earnings from continuing operations

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
HISTORICAL SEGMENT INFORMATION (UNAUDITED)
($'s In thousands)
The Corporation is issuing the below supplemental financial information by reportable segment for the 2014 and 2013 prior quarterly reporting periods to reflect the Corporation's first quarter 2015 segment reorganization.

	Three Months Ended
	3/31/2014	6/30/2014	9/30/2014	12/31/2014	FY 2014
Sales:
Commercial/Industrial	$ 300,953	$ 313,798	$ 312,808	$ 300,538	$ 1,228,097
Defense	112,371	118,507	127,061	131,918	489,857
Power	129,635	136,893	118,514	140,130	525,172
Total sales	$ 542,959	$ 569,198	$ 558,383	$ 572,586	$ 2,243,126

Operating income:
Commercial/Industrial	$ 38,496	$ 45,750	$ 51,069	$ 43,369	$ 178,684
Defense	15,784	18,002	22,480	26,286	82,552
Power	14,275	14,865	11,121	11,188	51,449
Total segments	$ 68,555	$ 78,617	$ 84,670	$ 80,843	$ 312,685
Corporate and other	(7,521)	(6,458)	(10,421)	(5,912)	(30,312)
Total operating income	$ 61,034	$ 72,159	$ 74,249	$ 74,931	$ 282,373

Operating margins:
Commercial/Industrial	12.8%	14.6%	16.3%	14.4%	14.5%
Defense	14.0%	15.2%	17.7%	19.9%	16.9%
Power	11.0%	10.9%	9.4%	8.0%	9.8%
Total Curtiss-Wright	11.2%	12.7%	13.3%	13.1%	12.6%

Segment margins	12.6%	13.8%	15.2%	14.1%	13.9%

	Three Months Ended
	3/31/2013	6/30/2013	9/30/2013	12/31/2013	FY 2013
Sales:
Commercial/Industrial	$ 249,204	$ 272,829	$ 272,678	$ 281,386	$ 1,076,097
Defense	108,060	113,385	105,760	153,023	480,228
Power	137,131	137,925	132,942	153,758	561,756
Total sales	$ 494,395	$ 524,139	$ 511,380	$ 588,167	$ 2,118,081

Operating income:
Commercial/Industrial	$ 25,304	$ 33,556	$ 39,019	$ 33,426	$ 131,305
Defense	8,266	19,078	18,637	28,379	74,360
Power	16,924	18,435	14,345	23,698	73,402
Total segments	$ 50,494	$ 71,069	$ 72,001	$ 85,503	$ 279,067
Corporate and other	(9,755)	(12,077)	(6,138)	(13,974)	(41,944)
Total operating income	$ 40,739	$ 58,992	$ 65,863	$ 71,529	$ 237,123

Operating margins:
Commercial/Industrial	10.2%	12.3%	14.3%	11.9%	12.2%
Defense	7.6%	16.8%	17.6%	18.5%	15.5%
Power	12.3%	13.4%	10.8%	15.4%	13.1%
Total Curtiss-Wright	8.2%	11.3%	12.9%	12.2%	11.2%

Segment margins	10.2%	13.6%	14.1%	14.5%	13.2%

CURTISS-WRIGHT CORPORATION
2015 Earnings Guidance (from Continuing Operations)
As of February 18, 2015
($'s in millions, except per share data)

	2014 Pro	2015 Guidance
	Forma	Low	High
Sales:
Commercial/Industrial	$ 1,228	$ 1,265	$ 1,285
Defense	490	500	515
Power	525	515	530
Total sales	$ 2,243	$ 2,280	$ 2,330

Operating income:
Commercial/Industrial	$ 179	$ 188	191
Defense	83	90	93
Power	51	59	61
Total segments	313	337	345
Corporate and other	(30)	(33)	(33)
Total operating income	$ 282	$ 303	$ 312

Interest expense	$ (36)	$ (37)	$ (38)
Earnings before income taxes	247	267	274
Provision for income taxes	(77)	(85)	(88)
Net earnings	$ 170	$ 181	$ 187

Reported diluted earnings per share	$ 3.46	$ 3.80	$ 3.90
Diluted shares outstanding	49.0	47.8	47.8
Effective tax rate	31.2%	32.0%	32.0%

Operating margins:
Commercial/Industrial	14.5%	14.8%	14.9%
Defense	16.9%	18.0%	18.1%
Power	9.8%	11.4%	11.5%

Note: Full year amounts may not add due to rounding

* Information has been revised from that previously presented to reflect segment change announced in first quarter 2015.

CURTISS-WRIGHT CORPORATION
2015 Sales Guidance by End Market (from Continuing Operations)
As of February 18, 2015

	2015 Guidance % Change
	Low	High

Defense Markets
Aerospace	(2%)	2%
Ground	18%	22%
Navy	(2%)	2%
Total Defense (Including Other Defense)	2%	4%

Commercial Markets
Commercial Aerospace	(2%)	2%
Power Generation	(2%)	2%
General Industrial	5%	9%
Total Commercial	2%	4%

Total Curtiss-Wright Sales	2%	4%

Note: Full year amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 9,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, the successful sale of our businesses held for sale, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com